EXHIBIT 4.2

                                 LOAN AGREEMENT


This agreement is made effective April 5, 1999, between Amerilink Corporation, an Ohio corporation ("Borrower"), and KeyBank National Association, a national banking association ("Lender").

                             Background Information

A. Borrower has applied to Lender for a $10,000,000 revolving line of credit (the "Revolving Loan").

B. Lender has approved Borrower's application for the Revolving Loan by the commitment letter dated March 9, 1999 (the "Loan Commitment"), and Lender is willing to make the Revolving Loan to Borrower but only on the terms and subject to the conditions set forth in the Loan Commitment, this agreement, and the Loan Documents (defined in Section 2, below).

                             Statement of Agreement

Borrower and Lender acknowledge the accuracy of the foregoing Background Information and hereby agree as follows:

Section 1. Loan; Use of Loan Proceeds. On the terms and subject to the conditions set forth in this agreement, the Loan Commitment, and the Loan Documents (as defined below), Lender shall lend to Borrower on a revolving basis, in one or more loans, advances of funds, or other extensions of credit (each an "Advance") from time to time during the period beginning on the date of this agreement and ending on April 6, 2001 (the "Availability Period"), an amount up to, but not in excess of, $10,000,000.00 (the "Maximum Amount"); provided that the Bank shall not be obligated to make any Advance hereunder if immediately after giving effect to the requested Advance, the aggregate unpaid principal amount of all Advances outstanding would exceed the Maximum Amount. The aggregate unpaid principal amount of all Advances and interest thereon outstanding on April 6, 2001 (the "Termination Date"), shall be due and payable on the Termination Date. After the Termination Date, the Borrower shall not be entitled to receive and the Lender shall not be obligated to make or otherwise fund any Advance. Borrower shall use the proceeds of the Revolving Loan to finance working capital and other general corporate purposes.

Section 2. Evidence of Indebtedness and Security for the Revolving Loan. The Revolving Loan shall be evidenced by a Revolving Variable Rate Cognovit Promissory Note (the "Revolving Note"), a copy of which is attached to this agreement as Exhibit A and incorporated into this agreement by reference. The Note and Loan Agreement shall be referred to collectively as the "Loan Documents."

Section 3. Rate of Interest; Terms of Payments; Late Charges; Prepayment Charges; and Default. The rate of interest, terms of payment, late charges, prepayment charges, and default rates for the Revolving Loan shall be those set forth in the Revolving Note and this agreement.

Section 4. Term of Loans. The principal balance of the Revolving Note and accrued interest thereon shall be due and payable in accordance with the Revolving Note, and the entire unpaid principal balance of the Revolving Note and all accrued and unpaid interest thereon shall be due and payable on or before the "Maturity Date" as set forth in the Revolving Note.

Section 5. Commitment Fee. Borrower shall pay a fee of $2,500 at the end of each six-month period that lapses prior to the first request for an Advance. In addition, after the first Advance, Borrower shall pay a commitment fee on the unused portion of the Loan which shall be billed to Borrower quarterly in arrears at a rate of 1/8% per annum. The foregoing fees are hereinafter collectively referred to as the "Commitment Fee".

Section 6. Costs and Expenses. In addition to the payment of the Commitment Fee, Borrower shall pay or reimburse Lender, as applicable, for all of Lender's out-of-pocket costs and expenses relating to, or incidental with, the Revolving Note,



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            including without limitation costs and expenses relating to administration of the Revolving Note and Lender's attorneys' fees (including costs and expenses) whether incurred before or after the Closing (collectively, "Lender's Costs").

Section 7. Depository Requirements. No later than October 1, 1999, Borrower shall move its primary depository/cash management relationship to Lender. Cash management fees associated with the Depository Requirements shall be negotiated subsequent to the Closing of the Revolving Note.

Section 8. Representations, Warranties, and Affirmative Covenants. Borrower represents, warrants, and covenants, as applicable, that all of the following statements are true and correct as of the date of this agreement and shall continue to be true and correct until such time as the Revolving Note is paid in full and all of Borrower's obligations under this agreement and the Loan Documents are satisfied in full:

(a) Borrower is a corporation duly organized, validly existing, and in good standing under the laws of the State of Ohio and is qualified to do business and is in good standing in all jurisdictions in which it is required to be so qualified and has the corporate power and authority to own its properties and assets and to transact the business in which it is engaged.

(b) There has been no material adverse change in Borrower's financial statements and other documents and materials submitted to Lender with Borrower's application for the Revolving Loan since the period covered by such statements, documents and materials.

(c) Borrower has not employed or engaged any broker, finder, or agent who may claim a commission or fee relating to the Revolving Loan, and Borrower shall indemnify and hold Lender harmless from any such claim, demand, or litigation resulting therefrom.

(d) Borrower has full power and authority to execute and deliver this agreement and the Loan Documents and to perform and observe its obligations under this agreement and the Loan Documents; and this agreement and the Loan Documents have been duly and validly executed and delivered by Borrower and are the legal, valid, and binding obligations of Borrower enforceable in accordance with their respective terms.

(e) Neither the execution or delivery of this agreement or the Loan Documents, nor the consummation of any of the transactions contemplated by this agreement or the Loan Documents, nor compliance with the terms and provisions of this agreement or the Loan Documents, will contravene or conflict with: (i) any provision of law, statute, or regulation to which Borrower or any of its properties is subject; (ii) any judgment, license, order, or permit applicable to Borrower or any of its properties; (iii) any indenture, mortgage, or other agreement or instrument to which Borrower is a party or by which Borrower or any of its properties is subject or bound; or (iv) Borrower's articles of incorporation, code of regulations, qualifications to do business in any state, or any actions or proceedings of Borrower. No consent, approval, authorization, or order of any court or governmental authority or third party is required in connection with the execution, delivery, and performance by Borrower of this agreement or the Loan Documents. Borrower shall promptly provide Lender with certified copies of the documents used to effectuate any amendments to its articles of incorporation, code of regulations, or other organizational documents, as the case may be.

(f) To the best of Borrower's knowledge after reasonable investigation, Borrower is not in default under any agreement, indenture, mortgage, deed of trust, security agreement, lease, franchise, or other obligation to which it is a party or by which it or any of its property is bound which would have a material adverse affect on the business, prospects, profits, properties or financial condition of Borrower. To the best of Borrower's knowledge after reasonable investigation, Borrower is not in violation of any law, ordinance, governmental rule, or regulation to which it is subject, which violation might materially adversely affect the business, prospects, profits, properties, or financial condition of Borrower. To the best of Borrower's knowledge after reasonable investigation, no event has occurred and is continuing which constitutes an Event of Default (as defined in Section 11, below) or would, with the lapse of time or giving of notice or both, constitute such a default.


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(g)  Borrower shall comply with all applicable laws, rules, regulations, and all orders of any governmental authority, a breach of which could materially and adversely affect its business or credit.

(h) To the best of Borrower's knowledge after reasonable investigation, there are no claims, suits, or causes of action (whether legal, equitable, or administrative) pending or threatened against Borrower which will or may have a material adverse affect on the properties, business, prospects, profits, or financial condition of Borrower or the ability of Borrower to consummate or perform the transactions contemplated by this agreement or the Loan Documents.

(i) Borrower is not in default or delinquent in the payment of any type of tax or assessment with any governmental entity which will or may have a material adverse affect on the properties, business, prospects, profits, or financial condition of Borrower or the ability of Borrower to consummate or perform the transactions contemplated by this agreement or the Loan Documents.

(j) Borrower is not a party to any contract or agreement which is not referred to herein, contemplated hereby, or previously disclosed in writing to Lender, which materially adversely affects Borrower. There is no fact that Borrower has not disclosed in writing to Lender which could materially or adversely affect the properties, business, prospects, or conditions (financial or other) of Borrower. Borrower shall comply in all material respects with all material agreements, indentures, mortgages or documents binding on it or affecting its properties or business.

(k) Borrower shall use the proceeds of the Revolving Loan solely for those uses permitted under Section 1.

(l) Borrower shall furnish to Lender, promptly upon becoming aware of the existence of any condition or event constituting an Event of Default or which, with the giving of notice or lapse of time or both, would constitute an Event of Default under this agreement or any Loan Document, a written notice specifying the nature and period of existence thereof and what action Borrower is taking or proposes to take with respect thereto.

(m) Upon becoming aware thereof, Borrower shall promptly notify Lender in writing of (i) any material adverse change in its financial condition or business, (ii) any default under any material agreement, contract or other instrument to which Borrower is a party or by which any of its properties are bound, or any acceleration of the maturity of any indebtedness owing by Borrower, and (iii) any material adverse claim against or affecting Borrower.

(n) Borrower shall maintain proper books of account and records containing entries of all of the transactions entered into by Borrower in accordance with generally accepted accounting principles.

(o) Borrower shall preserve and maintain its corporate existence and all of its rights, privileges and franchises necessary or desirable in the normal conduct of its business, and conduct its business in an orderly and efficient manner consistent with good business practices and in accordance with all valid regulations and orders of any governmental authority.

(p) All of the properties and operations of Borrower of a character usually insured by persons or entities of established reputation engaged in the same or similar business similarly situated are adequately insured, by financially sound and reputable insurers, against loss or damage of the kinds and in the amounts customarily insured against by such persons or entities; and Borrower carries, with one or more such insurers, in customary amounts, such other insurance, including public and product liability insurance, as is usually carried by persons or entities of established reputation engaged in the same or a similar business similarly situated. Borrower shall maintain workers' compensation insurance, liability insurance, casualty insurance and other insurance on its present and future properties, assets and business against such casualties, risks and contingencies, and in such types and amounts, as are prudent and customary in the industry and as Lender may from time to time reasonably request.

(q) Borrower shall pay when due all taxes, assessments, and other governmental charges imposed upon it or its assets, franchises, business, income, or profits before any penalty or interest accrues thereon, and all claims which would or may have a material adverse affect on Borrower (including without limitation claims for labor, services, materials, and



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     supplies) for sums which by law might be a lien or charge upon any of its assets; provided that (unless any material item or property would be lost, forfeited, or materially damaged as a result thereof) no such charge or claim need be paid if it is being diligently contested in good faith by Borrower, if Lender is notified in advance of such contest, and if Lender receives adequate reserve or other appropriate security acceptable to Lender to protect the Lender against any loss therefrom.

(r) Borrower shall deliver, or cause to be delivered, to Lender: (i) year-end financial statements prepared in accordance with generally accepted accounting principles for Borrower, audited by a firm of independent accountants, not later than 120 days after the expiration of each fiscal year of Borrower; (ii) not later than 45 days after the end of each fiscal quarter, quarterly balance sheets and income statements prepared in a form satisfactory to Lender certified as being true, accurate, and complete by the Chief Financial Officers of the Borrower; and (iii) all other information or documentation (financial or otherwise), including without limitation, financial statements, tax returns, income statements, balance sheets, accounts receivable and accounts payable agings relating to Borrower upon request of Lender from time to time.

(s) All representations and warranties made by Borrower herein shall survive the delivery of the Revolving Note and the making of the Revolving Loan, and any investigation at any time made by or on behalf of Lender shall not diminish Lender's rights to rely thereon. All statements contained in any certificate or other instrument delivered by or on behalf of Borrower by one of its officers under or pursuant to this agreement or the other Loan Documents or in connection with the transactions contemplated hereby or thereby shall constitute representations and warranties made by Borrower hereunder.

(t) Borrower shall furnish such other information and documentation as the Lender may reasonably request.

Section 9. Negative Covenants. In addition to the affirmative covenants set forth in Section 8, until such time as the Revolving Note is paid in full and all of Borrower's obligations under this agreement and the Loan Documents are satisfied in full, Borrower shall not (unless Lender consents in writing):

(a) Incur, create, assume, have outstanding, guaranty or otherwise be or become directly or indirectly liable in respect of any Indebtedness except Permitted Indebtedness.

For purposes of this Section 9(a), "Indebtedness" shall mean (i) all obligations of Borrower for borrowed money (including without limitation all notes payable and drafts accepted representing extensions of credit, all obligations evidenced by bonds, debentures, notes or other similar instruments and all obligations upon which interest charges are customarily paid); (ii) all obligations under conditional sale or other title retention agreements and all obligations issued or assumed as full or partial payment for property, whether or not any such obligations represent obligations for borrowed money; (iii) all indebtedness secured by any Additional Encumbrances (as defined in Section 9(b), below) existing on property owned or acquired by Borrower subject to any such Lien, whether or not the obligations secured thereby shall have been assumed; (iv) all indebtedness guaranteed (other than by endorsement of negotiable instruments for collection in the ordinary course of business), directly or indirectly, in any manner, by Borrower, or in effect guaranteed, directly or indirectly, by Borrower through an agreement contingent or otherwise: (A) to purchase securities or indebtedness, (B) to purchase, sell or lease (as lessee or lessor) property or to purchase or sell services primarily for the purpose of enabling the debtor to make payment of the indebtedness or to assure the owner of the indebtedness against loss, (C) to supply funds to or in any other manner invest in the debtor, or (D) to repay amounts drawn down by beneficiaries of letters of credit, whether or not issued directly or indirectly for the account of Borrower; (v) all indebtedness for which Borrower has agreed, contingently or otherwise, to advance or supply funds; and (vi) indebtedness of any joint venture, partnership or other person or entity for which Borrower is liable. Obligations under leases shall be treated as Indebtedness only to the extent shown as such on Borrower's balance sheet prepared in accordance with generally accepted accounting principles. Indebtedness shall not include the long-term portion of deferred federal income taxes.

For purposes of this Section 9(a), "Permitted Indebtedness" shall mean
     Indebtedness to finance specific capital expenditures not to exceed in the aggregate during the Availability Period the amount of $4,000,000.00.


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(b)  Create or suffer to exist any Additional Encumbrances upon any of its property or assets now owned or hereafter acquired, except Permitted Encumbrances.

For purposes of this Section 9(b), "Additional Encumbrances" shall mean any lien, mortgage, security interest, tax lien, pledge, encumbrance or conditional sale or title retention arrangement, or any other interest in property designed to secure the repayment of indebtedness, whether arising by agreement or under any statute or law or otherwise.

For purposes of this Section 9(b), "Permitted Encumbrances" shall mean: (i) purchase money security interests and liens securing Permitted Indebtedness of the type described in the above definition of Permitted Indebtedness;
     (ii) pledges or deposits made to secure payment of workers' compensation, or to participate in any fund in connection with workers' compensation, unemployment insurance, pensions, or other social security programs; (iii) landlords' liens for rent not yet due and payable; (iv) liens securing the payment of taxes due and payable or claims of mechanics, materialmen, warehousemen, carriers, and operators; and (v) liens for taxes not yet due and payable; provided that liens of the types described in items (ii) through (iv) of this definition shall be "Permitted Encumbrances" only so long as: (A) the validity or amount of such claims is being contested in good faith by appropriate and lawful proceedings, and (B) levy and execution on such Liens have been stayed and continue to be stayed..

(c) With the exception of loans and advances to non-consolidated Affiliates and Related Parties which may not exceed $1,000,000 in the aggregate during the Availability Period, make or have outstanding any loans, advances of funds, or other extensions of credit to any person or entity. For purposes of this agreement the terms "Affiliates" and "Related Parties" shall mean: (i) any non-consolidated corporation, proprietorship, firm, partnership, limited liability company, limited liability partnership, trust, association or other entity which, directly or indirectly, is owned or controlled, is under common ownership or control with, or is owned or controlled by, Borrower; or (ii) any person who is a director, officer, employee, member, manager or partner of Borrower or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities of the Borrower.

(d) Directly or indirectly declare or pay any dividend, distribution or other payment on any shares of any class of Borrower's stock, or make any other distribution to the holders of its securities.

(e) Except in the ordinary course of business and not to exceed $5,000,000 in any one fiscal year during the Availability Period, transfer, sell, assign, convey, lease, or otherwise dispose of any of Borrower's properties, rights, assets, or business.

(f) Amend its articles of incorporation, code of regulations, or other organizational documents without the prior written consent of Lender, which consent shall not be unreasonably withheld or delayed.

(g) Dissolve or liquidate, or merge or consolidate with or into any other person or entity.

(h) Without the written consent of Lender which shall not be unreasonably withheld, directly or indirectly, repurchase, redeem or retire more than 25% of its outstanding shares of stock or other securities.

(i)  Change its fiscal year or method of accounting.

(j) Enter into any asset purchase agreement or acquisition agreement(s) that would cause the Borrower's balance sheet leverage (defined as Total Liabilities divided by Tangible Net Worth (defined as Borrower's total assets excluding intangible assets (i.e. goodwill, trademarks, patents, copyrights, organizational expenses and similar intangible items, but including leaseholds and leasehold improvements) less Borrower's Total Liabilities) (the "Balance Sheet Leverage") to exceed a ratio of 1.25:1.00 on a post-acquisition/pro-forma basis.

(k) Have capital expenditures exceeding the aggregate of $5,000,000 (the "Capital Expenditures Limitation") in any one fiscal year; however if Borrower's Balance Sheet Leverage is less than or equal to a ratio of 1.25:1.00 on a post-



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     acquisition/pro-forma basis and Tangible Net Worth is greater than or equal to $20,000,000, the Capital Expenditures Limitation shall be increased to $10,000,000.

Section 10. Closing Deliveries; Existence and Authority. At or prior to the
            Closing, Borrower shall have delivered or caused to be delivered to Lender, unless specifically waived by Lender in writing, the following items, each of which shall be in form and content satisfactory to Lender:

(a)  Fully-executed originals of this agreement and all of the Loan Documents.

(b) All items, instruments, documents, certificates listed on the attached Exhibit A and all other matters and documents required to be furnished by Borrower at or prior to the Closing under this agreement, the Loan Commitment, any of the Loan Documents or otherwise required by Lender.

(c) Payment of all of Lender's Costs.

(d) Certified Articles of Incorporation and Certificate of Good Standing for Borrower from the Ohio Secretary of State.

(e) Copy of Borrower's articles of incorporation, and all amendments thereto, as filed with the Ohio Secretary of State, certified by Borrower's secretary as being true, accurate, and complete.

(f) Copy of Borrower's code of regulations certified by the Borrower's secretary as being true, accurate, and complete.

(g) Resolutions of Borrower approving the execution, delivery and performance of this agreement, the Revolving Note, and all other Loan Documents and the transactions contemplated herein and therein, each duly adopted by the Board of Directors of Borrower, and accompanied by a certificate of the secretary or assistant secretary of Borrower stating that such resolutions are true and correct, have not been altered or repealed, do not violate or conflict with Borrower's articles of incorporation, code of regulation, other organizational documents, or actions by the shareholders of Borrower, and are in full force and effect.

(h) A certificate of the secretary of Borrower, which shall certify the names of the officers of Borrower authorized to sign each of the Loan Documents, together with the true signatures of such officers. Lender may conclusively rely on such certificate until it shall receive a further certificate of the secretary or assistant secretary of Borrower canceling or amending the prior certificate and submitting the signatures of the officers named in such further certificate.

(i) Any other documents, items, instruments, insurance policies, certificates, and all other matters that Lender reasonably requests.

Section 11. Events of Default. The occurrence of any of the following events shall be an Event of Default under this agreement and all of the Loan Documents:

(a) The determination by Lender, acting on written advice of its legal counsel which shall be furnished to Borrower, that any representation or warranty made by Borrower in this agreement (including without limitation those representations and warranties set forth in Section 8) or any of the Loan Documents is materially false or misleading in any material respect when made.

(b) The failure by Borrower to pay the full amount of any installment of interest or principal and interest when due under the Revolving Note.

(c) The failure by Borrower to perform or observe any covenant, condition, or obligation contained in this agreement or any of the Loan Documents (excluding those monetary obligations covered under (b), above, and excluding the representations and warranties covered under (a), above) which failure continues uncured for 20 days after delivery by Lender to Borrower of notice of such failure.

(d) The filing of a voluntary or involuntary petition in bankruptcy or insolvency or for reorganization, arrangement, adjustment, liquidation, dissolution or composition or for the appointment of a receiver, guardian, or trustee by or against Borrower.

(e) The making of an assignment for the benefit of creditors by Borrower or Borrower's failure generally to pay its debts as they become due.

(f) The dissolution, merger, reorganization, or other change in the corporate structure of Borrower, without the prior written consent of Lender.

(g) The entry of a final judgment or lien in excess of $250,000 against Borrower which final judgment or lien is not satisfied, discharged or bonded-off within 10 days after the date of entry of such judgment or lien, or, with respect to any collection action relating to such judgment or lien, in the event such collection action is not stayed so as to prevent the issuance of a certificate of judgment against Borrower within 10 days after the date of entry of such judgment or lien.

(h) The concealment or removal by Borrower of any part of its property with intent to hinder, delay, or defraud its creditors or any of them, or the making or suffering of a transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance, or similar law, or the making by Borrower of any transfer of its property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid, or any other action by Borrower which results in Borrower permitting any creditor to obtain a lien upon any of its property through legal proceedings which is not vacated within 10 days from the date thereof.

Upon the occurrence of any of the above-described events, Lender may declare the Revolving Note due and payable upon demand without presentment, protest, notice, or demand of any kind. Borrower shall not have the opportunity to cure any default if such failure is incapable of being cured, in Lender's reasonable discretion, or if the failure is described under any of (a),
     (b), (d), (e), (f) and (g).

Section 12. Procedure for Borrowing under Revolving Loan. Provided all conditions described in this Section 12 are satisfied, Borrower may borrow under the Revolving Loan on any Business Day (meaning a day other than a Saturday, Sunday or other day on which commercial banks in Columbus, Ohio, are authorized or required by law to close) provided that the Borrower gives the Lender telephonic or written notice (each, a "Notice of Borrowing") which must be received by the Lender prior to 1:00 p.m., Columbus, Ohio, time, on the requested Borrowing Date (as defined below) for each Revolving Loan disbursement, specifying (i) the requested Borrowing Date of such borrowing, which shall be a Business Day and (ii) the aggregate amount of such requested borrowing. Each borrowing pursuant to the Revolving Loan shall be in an aggregate principal amount equal to or greater than $10,000. Upon receipt of each such Notice of Borrowing from the Borrower, the Lender shall deposit such requested borrowing for the benefit of the Borrower on the requested Borrowing Date, subject to the satisfaction of the terms and conditions of this agreement, by crediting the loan account on the books of the Lender in the amount of such requested borrowing. Lender is hereby authorized, and may at its option, but shall have no obligation to, record the date and amount of each borrowing made in connection with the Revolving Loan, and the date and the amount of each payment or prepayment of principal thereof, on its separate written or electronic records maintained in the ordinary course of its business, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded; however, the failure of the Lender to make such recordations shall not effect the obligations of the Borrower to repay outstanding principal, interest or any other amounts due hereunder or under the Revolving
            Note in accordance with the terms hereof and thereof.

The obligation of Lender to continue making disbursements pursuant to the Revolving Note until the Maturity Date as set forth in the Revolving Note and this agreement is subject to the following conditions:

(a) The determination by Lender, acting on written advice of its legal counsel which shall be furnished to Borrower, that the representations, warranties and covenants made by Borrower in this agreement or any other Loan Document, and any representations, warranties and covenants made by Borrower which are contained in any certificate, document or financial or other statement furnished at any time under or in connection herewith or therewith, are true and correct in all material respects as of the date the Lender makes a disbursement to Borrower pursuant to the Revolving Note (the "Borrowing Date").

(b) No Event of Default shall have occurred and be continuing on the Borrowing Date.

(c) There shall have been no material adverse change in the financial condition (which shall be defined as the Balance Sheet Leverage exceeding a ratio of 1.25 to 1.00) or no material adverse change in the business of either Borrower and its Affiliates from the date of the most recent quarterly financials furnished to Lender prior to the Borrowing Date.

(d) All resolutions, certificates, corporate and other proceedings and all other documents and legal matters in connection with the transactions contemplated by this agreement and the Loan Documents shall have been provided prior to the Borrowing Date in form and substance reasonably satisfactory to Lender.

Each time Lender makes an Advance to Borrower under the Revolving Note pursuant to a request by Borrower, it shall constitute a representation, warranty and covenant by Borrower that, as of the Borrowing Date, the conditions contained in paragraphs (a), (b), (c) and (d) of this Section 12 have been fully satisfied.

Section 13. Assignment. No rights under this agreement nor in or to the proceeds of the Revolving Loan may be assigned by Borrower without the prior written consent of Lender.

Section 14. Non-Waiver. No failure by either party to insist upon strict compliance with any term of this agreement or to exercise any option, enforce any right, or seek any remedy upon any default of the other party shall affect, or constitute a waiver of, the first party's right to insist upon that strict compliance, exercise that option, enforce that right, or seek that remedy with respect to that default or any prior, contemporaneous, or subsequent default. No custom or practice of the parties at variance with any provision of this agreement shall affect, or constitute a waiver of, either party's right to demand strict compliance with the provisions of this agreement.

Section 15. Notices. All notices and other communications under this agreement to be made to either Lender or Borrower shall be in writing and shall be deemed given when delivered personally, telecopied (which is confirmed electronically), or mailed by certified mail (return receipt requested) or sent by Federal Express, UPS, or other nationally recognized overnight delivery service for overnight delivery to that party at the address for that party (or at such other address for such party as such party shall have specified in notice to the other party):

(a)  If to Lender:

     KeyBank National Association
     88 East Broad Street
     Columbus, Ohio 43215
     Attention:  Roger D. Campbell, Sr. Vice President
     Telecopy No. (614)_______________________________

     With a copy to:

     Baker & Hostetler LLP
     65 East State Street, Suite 2100
     Columbus, Ohio 43215
     Attention:  Michael D. Bridges, Esq.

     Telecopy No. (614) 462-2616

(b) If to Borrower:

     Amerilink Corporation
     1900 E. Dublin-Granville Road
     Columbus, Ohio 43229
     Attention:  James Brittan, Vice President - Finance
     Telecopy No. (614)

Section 16. Governing Law. All questions concerning the validity or meaning of this agreement or relating to the rights and obligations of the parties with respect to performance under this agreement shall be construed and resolved under the laws of Ohio.

Section 17. Venue. The parties to this agreement hereby designate the Court of
            Common Pleas of Franklin County, Ohio, as a court of proper jurisdiction and exclusive venue for any actions or proceedings relating to this agreement; hereby irrevocably consent to such designation, jurisdiction, and venue; and hereby waive any objections or defenses relating to jurisdiction or venue with respect to any action or proceeding initiated in the Court of Common Pleas of Franklin County, Ohio.

Section 18. Severability. It is the intention of the parties to comply fully with all laws and public policies, and this agreement shall be construed consistently with such laws and public policies to the extent possible. If and to the extent that any court of competent jurisdiction is unable to so construe any provision of this agreement and holds that provision to be invalid, that invalidity shall not affect the remaining provisions of this agreement, which shall remain in full force and effect.

Section 19. Time is of the Essence. Time is of the essence relating to this agreement and with respect to all other obligations to be performed under this agreement, but delay in the exercise by Lender of its rights hereunder shall not be deemed a waiver of such right by Lender.

Section 20. Captions. The captions at the beginning of the Sections and several
            subSections of this agreement are not part of the context of this agreement, but are only labels to assist in locating those Sections and subSections, and shall be ignored in construing this agreement.

Section 21. Jury Trial Waiver. Borrower and Lender, after consulting or having the opportunity to consult with legal counsel, knowingly, voluntarily and intentionally waives any right it may have to a trial by jury in any action or proceeding based upon or arising out of this agreement or any of the Loan Documents or any course of conduct, dealings, statements, whether oral or written, or actions of either party. Borrower and Lender shall not seek to consolidate, by counterclaim or otherwise, any action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived.

Section 22. No Third Party Benefit. This agreement is intended for the exclusive benefit of the parties and their respective heirs, successors and assigns. Nothing contained in this agreement shall be construed as creating any rights or benefits in or to any third party.

Section 23. Complete Agreement. This document, along with the Loan Documents, contains the entire agreement among the parties and supersedes any prior discussions, negotiations, representations, or agreements among them respecting the subject matter. No additions or other changes to this agreement shall be made or be binding unless made in writing and signed by each party to this agreement.

AMERILINK CORPORATION                               KEYBANK NATIONAL ASSOCIATION




By:_______________________________          By:_________________________________
     (Name)                (Title)             (Name)                    (Title)







                     VARIABLE RATE COGNOVIT PROMISSORY NOTE

$10,000,000.00                                                     April 5, 1999

For value received, the undersigned, Amerilink Corporation, an Ohio corporation, with offices at 1900 E. Dublin-Granville Road, Ohio 43229 (hereinafter referred to as "Maker"), promises to pay to the order of KeyBank National Association, a national banking association (hereinafter referred to as "Payee," which term shall include any holder hereof), at its principal place of business at 88 East Broad Street, Columbus, Ohio 43215, or at such other place as Payee may designate, the principal sum of Ten Million Dollars ($10,000,000), or so much thereof as may be advanced by Payee to Maker from time to time, together with all charges herein provided and interest on the unrepaid advances of said principal sum from the date of disbursement by Payee, payable in cash at the rates and in the manner hereinafter set forth.

                                    ARTICLE I
                                   DEFINITIONS

1.1 The following terms wherever used in this Note shall have the following meanings:

"Advance" shall mean any loan, advance of funds, or extension of credit under the Loan Agreement.

"Default Rate of Interest" shall mean the Prime Rate of Interest as may be charged by Lender.

"Loan Agreement" shall mean that certain Loan Agreement dated April 5, 1999 pursuant to which the principal amount of this Note is to be disbursed, by which Payee agrees to loan funds to Maker pursuant to the terms and conditions stated therein.

"Loan Documents" shall collectively mean this Note, Loan Agreement and any other instrument, affidavit, certificate or document heretofore, now or hereafter given by Maker in connection with the closing of the loan evidenced by this Note.

"Maturity Date" shall mean April 6, 2001.

"Note" shall mean this Variable Rate Cognovit Promissory Note.

"Prime Rate" shall mean the interest rate established and announced from time to time by Maker as its prime rate, based upon its consideration of economic, money market, business and competitive factors, and it is not necessarily the most favorable rate of Maker. Each change in said Prime Rate shall, without notice, automatically and immediately change the rate of interest due hereon.

"Variable Rate" shall mean the rate equal to the Prime Rate minus 125 basis points (bps).



                                   ARTICLE II
                       PAYMENTS OF PRINCIPAL AND INTEREST

2.1 From and after the date of this Note, interest on the unrepaid advances of the principal sum from date of disbursement by Payee at the Variable Rate shall be due and payable monthly on the first day of each month after the initial advance and continuing on the first day of each month thereafter through the Maturity Date.

2.2 All interest payable in accordance with this Note shall be calculated on the basis of the actual number of calendar days elapsed but computed on a daily basis as if each year consisted of 360 days.

2.3 All principal and all accrued and unpaid interest shall be due and payable in full on the Maturity Date.

2.4 In the event that any applicable law, treaty, rule or regulation now or hereafter in effect, or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by Payee with any request or directive of any such authority (whether or not having the force of law) (each of the foregoing being referred to as a "Regulatory Requirement"), shall (a) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by Payee, or (b) impose any other condition, requirement or charge with respect to this Note or the Loan Documents (including, without limitation, any capital adequacy requirement, any requirement which affects the manner in which Payee allocates capital resources to its commitments or any similar requirement), and the result of any of the foregoing change in external conditions is to increase the actual cost to Payee of making or maintaining the loan evidenced by this Note (the "Loan") or any Advance hereunder, to reduce the actual amount of any sum receivable by Payee thereon, or to reduce the actual rate of return on the capital of Payee from the actual cost, sum receivable or rate of return applicable on the date of this Note, then Maker shall pay to Payee, from time to time, upon request of Payee, additional amounts sufficient to compensate Payee for such increased cost, reduced sum receivable or reduced rate of return (collectively, "Reduced Earnings") to the extent Payee is not compensated therefor in the computation of the interest rates applicable to the Loan. A detailed statement as to the amount of such increased cost, reduced sum receivable or reduced rate of return, prepared in good faith and submitted by Payee to Maker, shall be conclusive and binding for all purposes, absent manifest error in determination. Payee shall promptly notify Maker of any event occurring after the date of this Note that entitles Payee to additional compensation pursuant to this Section. This provision is for the benefit of Payee and is not intended to increase the yield to Payee above the rates of interest provided for in this Note.

                                   ARTICLE III
                                  LATE CHARGES

3.1 If any of said payments of principal or interest or any combination thereof are not paid in full within five days after such payment is due, then in addition to the amount of said payment Lender shall have the right to assess, and Maker promises to pay, a late charge in respect of each said payment in the amount of 5% which Maker agrees is a fair and reasonable charge for costs incurred by Payee in processing such late payment and shall not be deemed a penalty.

                                   ARTICLE IV
                                   PREPAYMENT

4.1 This Note evidences a loan in the form of a revolving line of credit, and Maker may, subject to the applicable provisions under this Note and the Loan Agreement, borrow, repay, and re-borrow sums an unlimited number of times.

4.2 The privilege is hereby reserved by Maker to prepay this Note in whole or in part at any time and from time to time without premium or penalty, provided that Payee shall receive written notice of Maker's intention to so prepay not less than three days prior to such prepayment and further provided that a payment of all accrued and unpaid interest applicable to the portion of the principal amount to be prepaid, to the date of such prepayment, is included with such prepayment.

                                    ARTICLE V
                                     DEFAULT

5.1 The term "Event of Default" shall mean the occurrence of any one or more of the following:

(a) A failure by Maker to make any payment of principal or interest or any combination thereof under this Note within twenty (20) days when due.

(b) The material incorrectness of any representation or warranty made by Maker to Payee in any of the Loan Documents or any financial statement or other document delivered to Payee in connection with the Loan.

(c) The inability of Maker to satisfy any one or more of the conditions specified in the Loan Agreement as precedent to the obligation of Payee to make a loan disbursement after an application for a loan disbursement has been submitted by Maker to Payee.

(d) The failure of Maker to observe, perform or comply with any of the other terms, covenants or conditions of Maker set forth in the Loan Documents and to cure such failure within the time period, if any, specified therein.

5.2 Upon the occurrence of any Event of Default, the entire unpaid balance of principal and interest evidenced by this Note, together with all sums of money advanced by Payee in accordance with the terms of the Loan Agreement, and all sums due and owing for any late charge or charges hereunder (the foregoing being hereinafter collectively referred to as the "Indebtedness") shall thereupon bear interest at the Default Rate of Interest, and at the option of Payee, all the Indebtedness together with interest at the Default Rate of Interest shall immediately become due and payable ("Acceleration") without demand made therefor and without notice to any person, notice of the exercise of said option being hereby expressly waived, and Payee shall have all remedies of a secured party under law and equity to enforce the payment of all of the Indebtedness, time being of the essence of this Note. The Default Rate of Interest shall be charged to Maker upon the occurrence of any Event of Default notwithstanding any invoices or billing statements sent by Payee to Maker indicating an interest rate to the contrary. In addition, any waiver of Payee's right to charge the Default Rate of Interest or to accelerate the Indebtedness must be made in writing and cannot be waived by oral representation or the submission to Maker of monthly billing statements.



                                   ARTICLE VI
                                  MISCELLANEOUS

6.1 The failure of Payee to exercise any option herein provided upon the occurrence of any Event of Default shall not constitute a waiver of the right to exercise such option in the event of any continuing or subsequent Event of Default. Maker hereby agrees that the maturity of all or any part of the Loan may be postponed or extended and that any covenants and conditions contained in this Note or in any of the other Loan Documents may be waived or modified without prejudice to the liability of Maker on said Note or Loan Documents.

6.2 Maker hereby authorizes Payee, in its sole discretion, upon the occurrence of an Event of Default, to apply all or any portion of the balance of any account, other than the Borrower's account for payroll, taxes and employee contribution which shall be maintained in separate accounts by Payee, maintained by Maker with Payee to the payment or reduction, in whole or in part, of any and all principal and interest then due, whether by acceleration or otherwise, to Payee under this Note. Upon the occurrence of any Event of Default, Payee shall have the right to setoff against all obligations of Maker to Payee hereunder, whether matured or unmatured, all amounts owing to Maker by Payee, whether or not then due and payable, and all other funds or property of Maker on deposit with or otherwise held in the custody of Payee or any of its affiliates, all without notice to or demand on Maker, such notice and demand being hereby waived.

6.3 Presentment for payment, notice of dishonor, protest, notice of protest and diligence in bringing suit against any party hereto are hereby waived by Maker.

6.4 Maker hereby waives all relief from any and all appraisement or exemption laws now in force or hereafter enacted.

6.5 The obligations evidenced or created by this Note, as well as all waivers of rights by Maker contained herein, shall effectively bind and be the obligations and waivers of any and all others who may at any time become liable for the payment of all or any part of this Note, including without limitation all indorsers and guarantors.

6.6 Nothing herein contained, nor in any of the other Loan Documents or other documents relating hereto, shall be construed or so operate as to require Maker, or any person liable for the payment of the Loan, to pay interest in an amount or at a rate greater than the highest rate permissible under applicable law. Should any interest or other charges paid by Maker, or any parties liable for the payment of the Loan, result in the computation or earning of interest in excess of the highest rate permissible under applicable law, then any and all such excess shall be and the same is hereby waived by Payee, and all such excess shall be automatically credited against and in reduction of the principal balance, and any portion of said excess which exceeds the principal balance shall be paid by Payee to Maker and any parties liable for the payment of the loan made pursuant to this Note, it being the intent of the parties hereto that under no circumstances shall Maker or any parties liable for the payment of the loan hereunder be required to pay interest in excess of the highest rate permissible under applicable law. All interest paid or agreed to be paid to Payee shall, to the extent permitted under applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of this Note, including the period of any renewal or extension thereof, so that interest thereon for such full period shall not exceed the maximum amount permitted by applicable law.

Notwithstanding anything to the contrary herein contained, in the event that the Variable Rate should ever exceed the highest rate permissible under applicable law, thereby causing the interest accruing on the Indebtedness to be limited to such highest rate permissible under applicable law, then any subsequent reduction in the Prime Rate shall not reduce the rate of interest charged hereunder below the highest rate permissible under applicable law until the total amount of interest accrued on the Indebtedness equals the amount of interest which would have accrued on such indebtedness if the Variable Rate had been in effect at all times in the period during which the rate charged thereon was limited to the highest rate permissible under applicable law.

6.7 If any provision (or any part of any provision) contained in this Note shall for any reason be held or deemed to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision (or remaining part of the affected provision) of this Note, and this Note shall be construed as if such invalid, illegal or unenforceable provision (or part thereof) had never been contained herein and the remaining provisions of this Note shall remain in full force and effect.

6.8 Maker hereby authorizes any attorney-at-law to appear in any court of record in the State of Ohio or in any other state or territory of the United States at any time after this Note becomes due, whether by acceleration or otherwise, to waive the issuing and service of process, and to confess judgment against Maker in favor of Payee for the amount due together with interest, expenses, the costs of suit and reasonable counsel fees, and thereupon to release and waive all errors, rights of appeal and stays of execution. Such authority shall not be exhausted by one exercise, but judgment may be confessed from time to time as any sums and/or costs, expenses or reasonable counsel fees shall be due, by filing an original or a photostatic copy of this Note. Maker waives any right to move any court for an order having any attorney or firm representing Payee removed or disqualified as counsel for Payee as a result of such attorney or firm confessing judgment against Maker in accordance with this Section 6.10. Maker hereby expressly waives any conflicts of interest that may now or hereafter exist as a result of any attorney representing Payee confessing judgment against Maker and expressly consents to any attorney representing Payee or to any other attorney to confess judgment against Maker in accordance with this Section
     6.8. Maker hereby further consents and agrees that Payee may pay any attorney confessing judgment and that any fees so paid may be included in the amount of such judgment.

6.9 Maker hereby agrees to pay to Payee all costs of collecting and securing, and of attempting to collect and to secure this Note, including without limitation reasonable attorneys' fees, appraisers' fees, court costs, and notice charges, whether such attempt be made by suit, in bankruptcy, or otherwise, and said costs and any other sums due Payee by virtue of this Note may be included in any judgment or decree rendered.

This Note is delivered in the State of Ohio and is to be governed by and construed in accordance with the laws of the State of Ohio. In addition to any other appropriate jurisdiction determined by Payee, Maker hereby consents to and, by execution of this Note, submits to the personal jurisdiction of the Court of Common Pleas of Franklin County, Ohio and the United States District Court sitting in Columbus, Ohio for the purposes of any judicial proceedings which are instituted for the enforcement of this Note. Maker agrees that venue is proper in said jurisdiction.

WARNING -- BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT
     TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.

                                  AMERILINK CORPORATION



                                  By____________________________________________
                                  Print Name____________________________________
                                  Its___________________________________________